                                                                    EXHIBIT 10.1


===============================================================================

                            STOCK PURCHASE AGREEMENT

                                    between

                        ADDINGTON HOLDING COMPANY, INC.

                                      and

                          PITTSTON ACQUSITION COMPANY

                        -------------------------------

                         Dated as of September 24, 1993

                        -------------------------------


                                SALE OF STOCK OF
                                ADDINGTON, INC.
                            APPALACHIAN MINING, INC.
                            APPALACHIAN LAND COMPANY
                            VANDALIA RESOURCES, INC.
                        KANAWHA DEVELOPMENT CORPORATION



===============================================================================

                               TABLE OF CONTENTS


SECTION                                                                                    PAGE
-------                                                                                    ----
1.   Purchase and Sale of the Shares . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
2.   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
3.   Conditions to Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     (a)  Buyer's Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     (b)  Seller's Obligation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     (c)  Pre-Closing and Post-Closing Actions . . . . . . . . . . . . . . . . . . . . . .  7
4.   Representations and Warranties of Seller. . . . . . . . . . . . . . . . . . . . . . .  9
     (a)  Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     (b)  The Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     (c)  Organization and Standing of Each
          Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     (d)  Capital Stock of Each Company. . . . . . . . . . . . . . . . . . . . . . . . . . 11
     (e)  Equity Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     (f)  Financial Statements; Undisclosed
          Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     (g)  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     (h)  Tangible Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     (i)  Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     (j)  Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     (k)  Litigation; Decrees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     (l)  Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     (m)  Absence of Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     (n)  Compliance with Applicable Laws. . . . . . . . . . . . . . . . . . . . . . . . . 20
     (o)  Employee and Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     (p)  Licenses; Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     (q)  Bank Accounts and Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . 22
     (r)  Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     (s)  West Virginia Business Investment and
          Jobs Expansion Tax Credits ("STC") . . . . . . . . . . . . . . . . . . . . . . . 23
     (t)  Patents and Trademarks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     (u)  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     (v)  AS IS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
5.  A. Covenants of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     (a)  Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     (b)  Ordinary Conduct . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     (c)  Pro Forma Closing Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . . 26
     (d)  Resignations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     (e)  Other Transactions; Seller Break-up Fee. . . . . . . . . . . . . . . . . . . . . 27
     (f)  Supplemental Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     (g)  Trustee and Bank Releases. . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     (h)  Other Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
5.  B. Covenants of Buyer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     (a)  Buyer's Actions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     (b)  Supplemental Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     (c)  Planned Closing of Any Company
          Employment Site. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     (d)  Certain Rulings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

                                                                                           Page
                                                                                           ----
6.   Representations and Warranties of Buyer . . . . . . . . . . . . . . . . . . . . . . . 29
     (a)  Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     (b)  Actions and Proceedings, etc.. . . . . . . . . . . . . . . . . . . . . . . . . . 30
     (c)  Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     (d)  Qualification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     (e)  No Broker. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     (f)  Investment Intent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     (g)  Permit Blocking. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
7.   Mutual Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     (a)  Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     (b)  Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     (c)  Antitrust Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     (d)  Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     (e)  Non Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     (f)  Litigation Support . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
8.   Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
9.   Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     (a)  Tax Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     (b)  Other Indemnification by Seller. . . . . . . . . . . . . . . . . . . . . . . . . 35
     (c)  Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     (d)  Losses Net of Insurance, etc.. . . . . . . . . . . . . . . . . . . . . . . . . . 37
     (e)  Termination of Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . 38
     (f)  Procedures Relating to Indemnification
          (Other than Under Sections 9(a)
          and (h)) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     (g)  Procedures Relating to Indemnification
          of Tax Claims. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     (h)  STC Indemnification and Procedures
          Relating Thereto . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
10.  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
11.  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
12.  No Third-Party Beneficiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
13.  Survival of Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
14.  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
15.  Attorney Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
16.  Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
17.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
18.  Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
19.  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
20.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
21.  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
22.  Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
23.  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
24.  Consent to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
25.  Non-solicitation of Personnel . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
26.  Other Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
27.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
28.  Affiliate Defined . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
29.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
30.  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
31.  Trade Secrets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49

Exhibit A   Form of Opinion of Counsel to Seller
Exhibit B   Form of Equipment Payment Agreement
Exhibit C   Form of Coal Purchase Agreement (Job #17)
Exhibit D   Form of Building Lease
Exhibit E   ARI Form of Guaranty Agreement
Exhibit F   Form of Royalty Agreement
Exhibit G   Form of Opinion of Counsel to Buyer
Exhibit H   Form of Indemnity Agreement
Exhibit I   Form of Pittston Guaranty Agreement
Exhibit J   Form of Indemnity Agreement (NERCO)
Exhibit K   Form of Other Agreement

SCHEDULES                                                               PAGE
---------                                                               -----

1                    Shares of Each Company and State of
                     Incorporation .....................              1,10,11
1(b)                 Method of Computation of Deferred
                     Overburden, Etc. ..................                    1
3(a)(xi)             Description of Accounting Building
                     and Repair Shop ...................                    4
3(a)(xiii)           Certain Coal Customers ............                    4
3(b)(ix)             ARI Bonds .........................                 6,28
3(b)(x)              ARI Guarantees ....................                 6,28
3(b)(xiv)            Certain Seller Consents ...........                 6,31
3(c)(i)              Excluded Assets ...................                    7
3(c)(iii)            Excluded Litigation ...............                    8
4(a)                 Consents on behalf of Seller or the
                     Companies .........................              9,10,31
4(e)                 Equity Interests ..................                   11
4(f)(i)              Financial Statements - To be
                     delivered .........................                   11
4(g)(ii)             Tax Returns; Tax Examinations .....                   12
4(g)(iv)             Tax Statute of Limitations ........                   12
4(h)                 Tangible Personal Property ........                   13
4(i)                 Real Property .....................                13,14
4(j)                 Contracts .........................                14,16
4(k)                 Litigation ........................                   17
4(l)(i)              Welfare and Company Plans .........             17,21,22
4(l)(ii)             Company Plans Noncompliance .......             12,17,18
4(l)(iii)            Welfare Plan Funding ..............                   18
4(l)(iv)             Seller Pension Plans ..............                   18
4(l)(v)              Reportable Events or Termination ..                   18
4(l)(vii)            Multiemployer Plans ...............                18,19
4(l)(viii)           Agreements with Present or Former
                     Officers ..........................                   19
4(l)(x)              Enhanced Benefits .................                   19
4(n)                 Notice of Non-Compliance with
                     Applicable Laws ...................                   20
4(n)(iv)             Underground Storage Tanks .........                   21
4(o)                 Employee and Labor Relations
                     Agreements ........................                21,22
4(p)                 Licenses, Permits and
                     Authorizations ....................                   22
4(q)                 Bank Accounts and Powers of
                     Attorney ..........................                   22
4(s)(i)              STC Qualified Investments .........                   23
4(s)(ii)             STC Credit Claimed ................                   23
4(s)(iii)            STC New Jobs ......................                   23
4(u)                 Policies of Insurance .............                   23
5A(b)                Exceptions to Ordinary Conduct ....                   24
5A(c)                Pro Forma Balance Sheet  ..........                 1,26
5B(a)                Releases ..........................                   28
6(g)                 Buyer Permit Blocking .............                   30
10(a)                Allocation of Purchase Price -
                     To be delivered ...................                   41
24                   Non Solicitation of Company
                     Employees .........................                   47

         STOCK PURCHASE AGREEMENT dated as of September 24, 1993, between ADDINGTON HOLDING COMPANY, INC., a Delaware corporation ("Sellers"), and PITTSTON ACQUISITION COMPANY, a Virginia corporation ("Buyer").

         Buyer desires to purchase from Seller, and Seller desires to sell to buyer, all the issued and outstanding shares of Common Stock (the "Shares"), of Addington, Inc., Appalachian Mining, Inc., Appalachian Land Company, Vandalia Resources, Inc. and Kanawha Development Corporation (each, as well as Ironton Coal Company, a wholly owned subsidiary of Addington, Inc., hereinafter referred to as "Company" and collectively as the "Companies"), such Shares being more fully described on Schedule 1 attached hereto.

         Accordingly, the parties hereto hereby agree as follows:

         1. Purchase and Sale of the Shares. (a) On the terms and subject to the conditions of this Agreement, Seller will sell, transfer and deliver or cause to be sold, transferred and delivered to Buyer, and Buyer will purchase from Seller, free and clear of all liens, claims and encumbrances of any kind, the Shares for an aggregate purchase price (the "Purchase Price") of One Hundred Fifty Seven Million ($157,000,000) dollars cash.

         (b) Within 60 days after the Closing Date, Seller will prepare and deliver to Buyer a statement of working capital for the Companies (the "Working Capital Statement") showing the Companies' Combined Net Working Capital as of the close of business on the Closing Date. "Companies' Combined Net Working Capital" means current assets minus current liabilities of the Companies on a combined basis determined after giving effect to the transactions to be consummated prior to or at the Closing (eliminating the working capital effect of any Excluded Assets and Excluded Liabilities to be distributed out of the Companies prior to the Closing and the current portion of any liability for which the Companies shall not be responsible), with current assets and current liabilities accounts calculated in accordance with generally accepted accounting principles ("GAAP"), and on a basis consistent with the past accounting practices of the Companies, except to the extent the same is modified by the agreement of the parties to compute the deferred overburden, pit inventory and current portion of accrued reclamation, accrued expenses and other calculations, the method of such computation being set out in Schedule l(b) and except as modified and reflected in the current assets and current liabilities accounts on the Pro Forma Balance Sheet attached as Schedule 5A(c) (except to the extent inconsistent with Schedule l(b)).

         (c) Within 10 days after the determination of the Companies' Combined Net Working Capital (as provided in Section l(b) above), (i) if the Companies' Combined Net Working Capital exceeds $0.00, Buyer shall cause the Companies to distribute to Seller or Buyer shall pay to Seller an amount equal to the difference between the Companies' Combined Net Working Capital and

$0.00, or (ii) if the Companies' Combined Net Working Capital is less than $0.00, Seller shall pay to the Companies or Buyer an amount equal to the difference between the Companies' combined Net Working Capital and $0.00. Any adjustment pursuant to this Section shall be paid in cash by Buyer or Seller, as applicable, within 10 days after determination of the Companies' Combined Net Working Capital, by wire transfer of immediately available funds to a bank account designated in writing by the party receiving payment.

          (d) The Working Capital Statement will become final for all purposes 30 days after receipt by Buyer unless Buyer has delivered a detailed statement describing its objections thereto. Buyer and Seller will use reasonable efforts to resolve any such objections. If the parties do not achieve a final resolution within 15 days after Seller has received the statement of objections, Buyer and Seller will within 10 days select a mutually acceptable accounting firm to resolve any remaining objections. If Buyer and Seller are unable to agree on the choice of an accounting firm, they will select a nationally recognized accounting firm by lot (after excluding their respective outside auditors). The selected accounting firm shall be retained jointly by the parties on the condition, among other things, that it shall notify the parties of its determination within 30 days after its selection. The determination of the accounting firm so selected regarding the matters in dispute will be set forth in writing and will be conclusive and binding upon the parties and the Working Capital Statement shall thereupon become final.
The parties shall each pay one-half of the fees and expenses of such accounting firm.

          (e) Buyer will make the books, records and financial staff of the Companies available to Seller, its accountants and other representatives at reasonable times and upon reasonable notice during the preparation by Seller of the Working Capital Statement and the resolution by the parties of any objections thereto.

          2. Closing. (a) The closing (the "Closing") of the purchase and sale of the Shares shall be held at the offices of Jackson & Kelly, 1600
Laidley Tower, Charleston, West Virginia at 10:00 a.m. on the date (the "Closing Date") which is 10 business days following the date on which the parties mutually agree that the conditions to the Closing set forth in Section 3 of the Agreement have been or will be satisfied (or waived) by the Closing Date; provided, that the Closing Date shall not be earlier than 40 days after the Date on which Buyer shall have been provided the financial statements referred to in Section 5A(h); provided, further that if the Closing shall not have occurred on or before December 31, 1993, either party shall have the right to terminate all its rights and obligations hereunder, subject to the provisions of Sections 5A(e), 5A(h) and 29. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date".

          (b) At closing, (i) Buyer shall deliver to Seller, by wire transfer to a bank account designated in writing by Seller at least two business days prior to the Closing Date, immediately available funds in an amount equal to the sum of (A) the Purchase Price plus (B) the Closing Tax Adjustment Amount (as defined in Section 9(a)), and (ii) Seller shall deliver or cause to be delivered to Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed.

         3. Conditions to Closing. (a) Buyer's Obligation. The obligation of Buyer to purchase and pay for the Shares is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

          (i) The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing, as though made on and as of the Closing Date, and Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing; and Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of Seller confirming the foregoing. "Material" for purposes of this provision shall mean that the representations, warranties and covenants shall have an adverse affect on Buyer of $250,000 or more in the aggregate.

          (ii) Buyer shall have received an opinion dated the Closing Date of Brown, Todd & Heyburn, counsel to Seller, substantially in the form of Exhibit A.

          (iii) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect, and no statute, rule or regulation of any governmental authority or instrumentality shall have been promulgated or enacted, as of the Closing which restrains or prohibits the purchase and sale of the Shares.

          (iv) No action, suit or other proceeding by any person to restrain or prohibit the purchase and sale of the Shares shall be pending which in the written opinion of Buyer's counsel is reasonably likely to succeed.

          (v) The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated.

          (vi) Buyer (or its designee) and Seller (or its designee) shall have executed an Equipment Payment Agreement pertaining to two high wall mining units ("HWM Units"), substantially in the form of Exhibit B.

          (vii) Addington Mining, Inc. and American Eagle Coal Company shall have executed a Coal Purchase Agreement providing for the sale by Addington Mining, Inc. of coal to American Eagle Coal Company, substantially in the form of Exhibit C.

         (viii) Documentation from each of Bank of America National Trust and Savings Association, successor to Security Pacific National Bank (the "Trustee", as trustee of the 12% Senior Secured Notes of Addington Resources, Inc. ("ARI")) and Pittsburgh National Bank and PNC Bank (the "Bank", the Seller's primary lender), individually and as agent for itself and Pittsburgh National Bank, evidencing the release of each Company and its assets under existing credit agreements, satisfactory to Buyer in its sole discretion, shall have been obtained.

         (ix) Buyer shall have received such other documents as to Seller and each Company as Buyer's counsel shall reasonably request.

         (x) Buyer shall have received all requisite corporate approvals (including without limitation the approval of the Board of Directors of The Pittston Company (the ultimate parent of Buyer).

         (xi) An affiliate of Seller and Addington, Inc. shall have executed a Lease Agreement relating to the lease of the accounting building and repair shop described on Schedule 3(a)(xi), substantially in the form of Exhibit D.

         (xii) Buyer shall not have received a ruling within 45 days of the date hereof from the West Virginia Department of Tax and Revenue that its purchase of the Shares of Appalachian Mining, Inc., Appalachian Land Company and Vandalia Resources, Inc. and Buyers and Seller's election to treat this transaction as an asset purchase for federal income tax purposes under IRC ss. 338(h)(10) will be considered a transfer of qualified investment to successors under W. Va. Code ss. 11-13C-9(b).

         (xiii) Buyer shall be satisfied in its sole discretion by not later than 14 days from the date of this Agreement or three business days following the date of availability of the appropriate representatives of each of the coal customers of the Companies identified on Schedule 3(a)(xiii) that the business and commercial relationships between the Companies and such customers are not in jeopardy. Failure of Buyer to advise Seller of its dissatisfaction within the time period specified shall be deemed a waiver of this condition.

         (xiv) ARI shall have executed and delivered a Guaranty Agreement, substantially in the form of Exhibit E.

         (xv) Addington Mining, Inc. and Appalachian Mining, Inc. shall have executed and delivered a Royalty Agreement, substantially in the form of Exhibit F.

         (xvi) Within five business days after execution of this Agreement, Seller shall have obtained from the Board of Directors of Seller and Addington Resources, Inc. approval of the transactions contemplated by this Agreement and advised Buyer that such approval has been obtained.

         (b) Seller's Obligation. The obligation of Seller to sell and deliver the Shares to Buyer is subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

         (i) The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing, as though made on and as of the Closing Date, and Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing. "Material" for purposes of this provision shall mean that the representation, warranty or covenant shall have an adverse affect on Seller of $250,000 or more in the aggregate.

          (ii) Seller shall have received an opinion dated the Closing Date of Jackson & Kelly, counsel to Buyer, substantially in the form of Exhibit G.

          (iii) No injunction or order of any court or administrative agency or instrumentality shall be in effect, and no statute, rule or regulation of any governmental authority of competent jurisdiction shall have been promulgated or enacted, as of the Closing which restrains or prohibits the purchase and sale of the Shares.

          (iv) No action, suit or other proceeding by any person to restrain or prohibit the purchase and sale of the Shares shall be pending which in the written opinion of Seller's counsel is reasonably likely to succeed.

          (v) The waiting period under the HSR Act shall have expired or been terminated.

          (vi) Buyer (or its designee) and seller (or its designee) shall have executed an Equipment Payment Agreement pertaining to two HWM Units, substantially in the form of Exhibit B.

          (vii) Addington Mining, Inc. and American Eagle Coal Company shall have executed a Coal Purchase Agreement providing for the sale by Addington Mining, Inc. of coal to American Eagle Coal Company, substantially in the form of Exhibit C.

          (viii) Documentation from each of the Trustee and the Bank evidencing the release of each Company and its assets under existing credit agreements, satisfactory to Seller in its sole discretion, shall have been obtained.

          (ix) At or prior to Closing, ARI and its affiliates, principals, directors, officers and agents of ARI (excluding each Company) (collectively, the "ARI Group") shall have been removed and released from any and all liability or obligation under the bonds specified on Schedule 3(b)(ix).

          (x) At or prior to Closing, the ARI Group shall have been removed and released from the guaranties and indemnities under the documents specified on Schedule 3(b)(x).

          (xi) Seller shall have received such other documents as Seller's counsel shall reasonably request.

          (xii) Seller shall have received approval of the transactions contemplated by this Agreement from the Board of Directors and shareholders of ARI. Seller and its affiliates shall have the right in their sole discretion, but not the obligation, to structure the transactions contemplated by this Agreement so that the shareholders of ARI have the opportunity to exercise dissenters rights with respect to this transaction and receive fair value for their shares. If Seller makes available dissenters rights to the ARI shareholders, then not more than ten percent of the shareholders shall have exercised such dissenters rights.

          (xiii) ARI shall have received an opinion from its financial advisor to the effect that the sale of the Shares and the transactions contemplated by this Agreement are fair to the ARI Shareholders from a financial viewpoint.

          (xiv) All consents required under the documents described on Schedule 3(b)(xiv) shall have been obtained.

          (xv) Pittston Minerals Group, Inc. shall have executed and delivered a Guaranty Agreement, substantially in the form of Exhibit I.

          (xvi) Pittston Minerals Group, Inc. shall have executed and delivered to ARI an Indemnity Agreement (NERCO), substantially in the form of Exhibit J.

          (xvii) Addington Mining, Inc. and Appalachian Mining, Inc. shall have executed and delivered a Royalty Agreement, substantially in the form of Exhibit F.

          (xviii) Within five business days of the execution of this Agreement, Buyer shall have obtained from the Board of Directors of Pittston Minerals Group, Inc. and The Pittston Company approval of the transactions contemplated by this Agreement and advised Seller that such approval has been obtained.

          (c) Pre-Closing and Post-Closing Actions.

              (i) Excluded Assets. Seller shall, before the Closing, use commercially reasonable efforts to obtain all necessary consents, permits and transfers of permits, and to take all other steps necessary for the conveyance, assignment and transfer of certain personal and real property and other items from the Companies to Seller or its affiliates ("Excluded Assets"). "Excluded Assets" shall include the personal and real property and other items described on Schedule 3(c)(i). With respect to any Excluded Assets which are unable to be fully conveyed, assigned or transferred out of the Companies prior to the Closing or in connection with the taking of any action with respect to those Excluded Assets, Seller shall use commercially reasonable efforts to obtain all consents, permits and transfers of permits, and to take all other steps necessary for the conveyance, assignment or transfer of such Excluded Assets to Seller or its affiliates as soon as its practicable after the Closing, and Buyer shall cooperate, and shall cause the Companies to cooperate, with Seller and its affiliates, in all such efforts, including requesting third parties to consent to such conveyances and assignments, filing applications for the transfer of regulatory permits pertaining to the Excluded Assets and executing and delivering such further instruments and documents as Seller may reasonably request. Seller through its affiliates shall be allowed to utilize at its sole expense all Excluded Assets not distributed out prior to the Closing as long as Seller indemnifies Buyer from and against any liability or loss arising out of ownership, operation, maintenance or use of the Excluded Assets. As soon as all necessary consents, permits and transfers of permits have been obtained and all other steps necessary for the conveyance, assignment and transfer of the Excluded Assets have been taken, Buyer shall cause the Companies or other successor in interest to the Excluded Assets to execute and deliver such agreements and instruments as may be necessary or appropriate to convey, assign or transfer each such Excluded Asset to the designated affiliate of Seller free and clear of any liens or encumbrances created or permitted by Buyer other than liens in existence prior to the Closing. All costs and expenses including Taxes (including any STC recapture) associated with the transfer of Excluded Assets shall be the sole responsibility of Seller.

              (ii) Excluded Liabilities. As of the Closing Date, Seller shall assume and shall be solely responsible for, and Buyer and the Companies shall have no responsibility for, any liabilities or obligations of any Company of any nature, kind or description whatsoever, known or unknown, absolute, contingent or otherwise, which arise or accrue with respect to or are attributable to the following (the "Excluded Liabilities"):

              (A) The ownership, operation and maintenance of the Excluded Assets, whether before or after the Closing Date.

              (B)   The litigation (the Excluded Litigation") specified on
Schedule 3(c)(iii) and referred to in Section 3(c)(iii) hereof.

              (C) All liabilities for Addington, Inc.'s state workers compensation claims for traumatic injury and occupational disease where the date of injury or the event giving rise to the claim or the date of last exposure was prior to the Closing Date, whether the claim is filed before or after the Closing Date; and all liabilities for all of Addington, Inc.'s federal claims under 30 U.S.C. Sections 901-945 to the extent claims were made prior to the Closing Date and to the extent made by employees of Addington, Inc. who do not work for Addington, Inc. more than 125 working days after the Closing Date. Addington, Inc. presently maintains an excess coverage insurance policy which protects it from amounts in excess of $300,000 per claim. Buyer agrees to cause Addington, Inc. after closing to cooperate with Seller in continuing such insurance coverage (if necessary) at Seller's expense until Seller no longer has liability under this provision.

              (iii) Excluded Litigation. With respect to the excluded litigation specified on Schedule 3(c)(iii) (the "Excluded Litigation"), the parties agree as follows:

                    (A) Seller:

                        (1) shall assume control of and be responsible for the Excluded Litigation, but the Excluded Litigation shall remain in the Companies,

                        (2) may contest and defend against the Excluded Litigation in any manner it reasonably may deem appropriate (including the choice of counsel and experts),

                        (3) may consent to the entry of any judgment or enter into any settlement with respect to the Excluded Litigation without the prior consent of Buyer or any of the Companies,

                        (4) shall pay the net amount of any final judgment or settlement entered into with respect to the claims of any party in the Excluded Litigation after subtracting any offsets, recoveries from permissible counterclaim, crossclaims or third party pleadings, if any; provided, however, the foregoing shall in no way limit the right of Seller to exhaust its rights of appeal at its own cost and expense prior to the payment of any judgment.

                    (B) After the Closing Date, Buyer will provide, and will cause each of the Companies to provide, Seller with full access, at any reasonable time and from time to time, to such information and data relating to the Excluded Litigation as Seller may reasonably request, and Buyer will furnish and request independent accountants and outside legal counsel of Buyer or any Company to furnish to Seller such additional information or documents relating to the Excluded Litigation in the possession of such persons as Seller may from time to time reasonably request. In addition, Buyer will cooperate, and will cause each of the Companies to cooperate, with Seller and its legal counsel in the defense or contest of the Excluded Litigation, including making available their respective officers and other personnel to attend hearings, depositions and trials, as Seller may reasonably request in connection with the defense or contest of the Excluded Litigation but Seller shall reimburse Buyer and each of the Companies for all costs and expenses incurred in connection therewith.

         4. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

         (a) Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the Consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. The execution and delivery of this Agreement does not, and the

Consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien, claim or encumbrance of any kind upon any of the properties or assets of any Company under, any provision of (i) the General Corporation Law of the State of Delaware and the corporation laws of each state of incorporation of each Company and each state where each Company is qualified or required to be qualified to conduct business, (ii) the Certificate or Articles of Incorporation or Bylaws of each of Seller or any Company, (iii) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Seller or any Company is a party or by which any of their respective properties or assets are bound except as disclosed on Schedule 4(a) or (iv) any judgment, order or decree, or material statute, law, ordinance, rule or regulation applicable to Seller or any Company or the property or assets of Seller or any Company. Except as disclosed on Schedule 4(a) and except in the ordinary course of business following the Closing, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other third party is required to be obtained or made by or with respect to Seller or any Company or any of their respective affiliates in connection with (i) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or (ii) the conduct by any Company of its business following the Closing as conducted on the date hereof, other than (A) compliance with and filings under the HSR Act, (B) compliance with and filings under Section 13(a) or 15(d), as the case may be, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (C) compliance with and filings under various Federal and state environmental and/or mining laws.

         (b) The Shares. The Shares are duly authorized and validly issued and fully paid and non-assessable. Seller has good and valid title to the Shares, free and clear of any liens, claims and encumbrances of any kind, except that the Shares of Addington, Inc. are pledged but such pledge shall be released as of Closing. Upon delivery to Buyer at the Closing of certificates representing the Shares, duly endorsed by Seller for transfer to Buyer, and upon Seller's receipt of the Purchase Price, good and valid title to the Shares will pass to Buyer, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind. Other than this Agreement, the Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

         (c) Organization and Standing of Each Company. Each Company is a corporation duly organized and validly existing under the laws of the state identified on Schedule 1. Each Company has full corporate power and authority and, to the best of Seller's knowledge after reasonable investigation, possesses all governmental franchises, licenses, permits, authorizations and approvals necessary (including, without limitation, all Federal and state mining licenses, permits, approvals and authorizations and bonds posted in connection therewith, whether pertaining to health or safety, the environment or otherwise) to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Each Company is duly qualified and in good standing to do business in each jurisdiction (shown on Schedule 1) in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure so to qualify would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company. Seller has made available to Buyer true and complete copies of the Articles of Incorporation, as amended to date, and the By-laws, as in effect on the date hereof, of each Company. The stock certificate and transfer books and the minute books of each Company (which have been made available for inspection by Buyer) are true and complete.

         (d) Capital Stock of Each Company. The authorized capital stock, par value per share, and the number of issued and outstanding shares for each Company, is set forth on Schedule 1. The Shares are duly authorized and validly issued and are fully paid and nonassessable. Seller is the registered holder of the Shares. The Shares have not been issued in violation of, and none of the Shares is subject to, any preemptive or subscription rights. Except as set forth above, there are no shares of capital stock or other equity securities of any Company outstanding. There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which Seller or any Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of any Company, and there are not any equity securities of any Company reserved for issuance for any purpose.

         (e) Equity Interests. Except as described on Schedule 4(e), no Company directly or indirectly owns any capital stock of or other equity interests in any corporation, partnership or other entity.

         (f) Financial Statements; Undisclosed Liabilities.

         (i) Within 10 days of the date hereof, Sellers shall have delivered to Buyer Schedule 4(f)(i) setting forth the audited statement of assets, liabilities and parent investment of the combined Companies as of December 31, 1991 and as of December 31, 1992 (collectively, the "Balance Sheets"), and the related statements of operating revenues and expenses and cash flow of the combined Companies for each of the years in the three year period ended December 31, 1992 and unaudited statement of assets, liabilities and parent investment and such related statements for the year to date periods ended June 30, 1992 and June 30, 1993 (the financial statements described above, collectively, the "Financial Statements").

         (ii) The Financial Statements for all periods presented shall reflect, in accordance with GAAP and on a consistent basis which is mutually agreeable to the Buyer and Seller, the accounting results for only the assets and liabilities and related revenues and expenses of the Companies to be acquired by the Buyer under this Agreement and any other transactions contemplated by this Agreement which should appropriately be included.

         (iii) Seller agrees to provide access to Buyer upon reasonable request any other existing financial statements, data or information in the possession of Seller.

         (g)   Taxes.

         (i) For purposes of this Agreement, (A) "Tax" or "Taxes" shall mean all Federal, state, local and foreign taxes and assessments and any other governmental impositions which may be imposed, no matter how measured or applied, including all interest, penalties and additions imposed with respect to such amounts; (B) "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) such day; and (C) "Code" shall mean the Internal Revenue Code of 1986 and the Regulations thereunder, as amended.

         (ii)  Except as set forth on Schedule 4(g)(ii) or Schedule 4(l)(ii),
(A) each Company and each affiliated group (within the meaning of Section 1504 of the Code) or consolidated, combined or unitary group (under any state or local Tax law) of which any such Company is or has been a member (each such group, an "Affiliated Group") has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax returns, reports and forms required to be filed by any taxing authority or any tax laws, including but not limited to the Code and any applicable state, local or foreign tax laws, (B) all Taxes shown to be due on such returns, reports and forms have been timely paid in full or will be timely paid in full by the due date thereof, (C) no tax liens have been filed and no claims are being asserted in writing with respect to any Taxes and (D) no examinations or inquiries are currently being conducted by any taxing authority.

         (iii) (A) neither Seller nor any of its affiliates has made with respect to any Company, or any property held by any Company, any consent under
Section 341 of the Code, (B) no property of any Company is "tax-exempt: use property" within the meaning of Section 168(h) of the Code and (C) no Company is a Party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954.

         (iv) Except as set forth in Schedule 4(g)(iv), there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax returns required to be filed with respect to any Company, and neither any Company nor any Affiliated Group has requested any extension of time within which to file any Tax return, which return has not yet been filed.

         (h) Tangible Personal Property. Schedule 4(h) is a list of each item of tangible personal property which will be owned or leased by any Company as of the Closing. Except as described in Schedule 4(h), each Company owns all of its tangible personal property listed on Schedule 4(h) and all other tangible personal property reflected on each of its books and records as being owned by each of it, free and clear of all liens and encumbrances, except for liens for ad valorem property taxes not yet due and payable, purchase money security interests arising in the ordinary course of their respective businesses, and each Company is entitled to possession of its leased tangible personal property listed on Schedule 4(h), with all such leases being valid and in full force and effect.

         (i) Real Property. Set forth in Schedule 4(i) is (i) a true and complete description of all real property which will be owned by each Company as of the Closing and all buildings and other structures located thereon; (ii) an identification of all leases, subleases, easements, licenses or other agreements, together with all amendments thereto, under which each Company will be, as of the Closing, a lessor, lessee, licensor, licensee, grantor, grantee or other party with respect to any real property or any interest therein (except where a Company acquired its interest in such real property subject to any of the foregoing); and (iii) an identification of all options which will be held by each Company as of the Closing or contractual obligations which will exist on the Closing Date on the part of each Company to purchase or acquire any interest in any real property. Except as indicated in Schedule 4(i), (i) each of Company owns the real property described in Schedule 4(i) as owned by it in fee, free and clear of all liens, encumbrances, equities, claims, covenants, conditions, reservations, restrictions, easements, rights, rights of way and other agreements arising by, through or under Seller or any Company or any of its or their affiliates; (ii) each of the leases, subleases, easements, licenses, agreements and options described in Schedule 4(i) is a valid, binding, enforceable agreement of each of the parties thereto, and is in full force and effect, and each Company has performed all covenants and obligations in all material respects required to be performed by it under such lease, sublease, easement, license, agreement and option and there exists no material default or event which, with lapse of time or notice to it, would constitute a material default by such Company; and (iii) neither Seller nor any Company has received any notice that a lessor, grantor, licensor or optionor or under any of such leases, subleases, easements, licenses, agreements or options intends to cancel or terminate any of such leases, subleases, agreements, licenses or options or to exercise or not to exercise any option of any of such leases, subleases, easements, licenses or agreements. There are no eminent domain or condemnation proceedings pending or, to the knowledge of Seller, threatened against any asset or property of any Company.

      (j) Contracts. Schedule 4(j) contains a correct and complete list of agreements, contracts, personal property leases (other than those listed on Schedule 4(i)) and commitments (whether written or oral) to which, as of the Closing Date, any Company will be a party or which, as of the Closing Date, will affect or bind any Company or any of its property (except those made in the ordinary course of business and requiring aggregate future payments or performance by any Company or receipts having a value of less than $30,000), including without limitation, the following:

          (a) notes, mortgages, indentures, loan or credit agreements, equipment lease agreements, security agreements and other agreements and instruments reflecting obligations for borrowed money or other monetary indebtedness or otherwise relating to the borrowing of money by, or the extension of credit to any Company or related to its business and binding agreements or commitments to enter into any such agreements or commitments;

          (b) management consulting and employment agreements and binding agreements or commitments to enter into same;

          (c) coal sales agreements, purchase orders, contract bids or other agreements and commitments to sell or offer to sell coal, or to purchase or offer to purchase coal;

          (d) coal sales agency agreements or commitments authorizing any person to act as agent for the purchase or sale of coal or to otherwise represent any Company in connection with the purchase or sale of coal;

          (e) contract mining agreements, whether as contract miner or owner/employer;

          (f) processing, storage, loading or transloading agreements or other agreements or commitments pursuant to which any Company utilizes or is obligated to utilize any preparation plant, stockpile area, crushing plant, screening plant, tipple, processing facility, rail car or unit train loading facility, barge loading facility or other installation or facility owned, leased or used by it to process, wash, crush, grade, screen, store, load, transload or ship coal for persons other than a Company (a "Third Party") or any agreement or contract pursuant to which any Third Party utilizes or is obligated to utilize any preparation plant, stockpile area, crushing plant, screening plant, tipple, processing facility, rail car or unit train facility, barge loading facility or other installation or facility owned, leased or used by such Third Party to process, wash, crush, grade, screen, store, load, transload or ship coal for any Company;

          (g) agreements relating to the transportation and movement of coal mined or sold by any Company or agreements or commitments for any rates, tariffs or other charges applicable to such transportation or movement;

          (h) agreements to pay any overriding royalty, finder's fee, commission or other compensation or consideration or to pay any person in connection with or related to the identification, purchase, sale, leasing or other acquisition of any real property, equipment, machinery, personal property, lease, contract, opportunity, permit, license, authorization or other right or asset, tangible or intangible, of any Company;

          (i) option, purchase and sale or lease agreements involving any real property, equipment, machinery, personal property or other asset, tangible or intangible;

          (j) agreements and purchase orders entered into or issued in the ordinary course of business for the purchase or sale of goods (other than coal), services, supplies or capital assets;

          (k) joint venture or other agreements involving the sharing of profits or losses;

          (l) contracts or agreements with ARI, Seller, or any subsidiary or affiliate of either, or any director or officer of ARI, Seller, or any subsidiary or affiliate of either, or any person who is an immediate relative of any such person, or any combination of such persons;

          (m) outstanding powers of attorney empowering any person, company or other organization to act on behalf of any Company;

          (n) outstanding guarantees, subordination agreements, indemnity agreements and other similar types of agreements, whether or not entered into in the ordinary course of business, which any Company is or may become liable for or obligated to discharge, or any asset of any Company is or may become subject to the satisfaction of, any indebtedness, obligation, performance or undertaking of any other person, except for indemnification agreements contained in any of the instruments listed in the Schedules hereto;

          (o) contracts, orders, decrees or judgments preventing or restricting any Company from carrying on business in any location;

          (P) agreements, contracts or commitments relating to the acquisition of the outstanding capital stock or equity interest of any business enterprise; and

          (q) contracts, commitments or obligations not made in the ordinary course of business and having unexpired terms in excess of one year or requiring aggregate future payments or receipts in excess of $30,000 or otherwise material to the business or operations of any Company.

Seller has provided Buyer with true and complete copies of all such written leases, agreements, contracts, commitments and related agreements listed on
Schedule 4(j), including all amendments, modifications, waivers and elections applicable thereto.

         Except as set forth in Schedule 4(j), such leases, agreements, contracts, commitments and related agreements are valid and binding, enforceable in accordance with their respective terms (subject to any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors' rights) and are in full force and effect. Except as disclosed in Schedule 4(j), there is not under any such lease, contract, agreement, commitment or related agreement, any existing material breach or material default (or event or condition, which after notice or lapse of time, or both, would constitute a material breach or material default), by Seller or any Company, or to the knowledge of Seller any other party thereto.

         (k) Litigation; Decrees. No Company is a party to any lawsuit, claim (including without limitation claims for occupational pneumoconiosis, occupational injury and occupational disease), proceeding or investigation, and no such lawsuit, claim, proceeding or investigation has been threatened in writing within the last 24 months, as of the date of this Agreement, by or against or affecting any Company or any of its properties, assets, operations or businesses other than as set forth on Schedule 4(k). Schedule 4(k) identifies the items of Excluded Litigation which Seller shall assume control of and be responsible for pursuant to Section 3(c)(iii) and the items to be retained by the Companies. No Company is subject to or in default under any material judgment, order or decree of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, applicable to it or any of its properties, assets, operations or businesses.

         (l) Benefit Plans. (i) No Company has ever maintained or contributed to, or now maintains or contributes to, any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (referred to herein as a "Pension Plan") or "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (referred to herein as a "Welfare Plan") except such Welfare Plans disclosed on
Schedule 4(l)(i). Schedule 4(l)(i) also discloses any deferred compensation plan, bonus plan, incentive plan, disability or other group insurance plan, stock option plan, employee stock purchase plan, vacation plan, severance plan, sick leave plan or policy, holiday plan or policy, maternity leave plan or policy or any other benefit plan, program, agreement (including employment agreement or union contracts), arrangements or commitments of any kind, maintained by any Company, that is not a Pension Plan or Welfare Plan. Seller has delivered to Buyer true, complete and correct copies of (A) each plan disclosed on Schedule 4(l)(i) (a "Company Plan") (or, in the case of any unwritten Company Plans, descriptions thereof), (B) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each

Company Plan (if any such report was required by applicable law), (C) the most recent summary plan description for each Company Plan for which a summary plan description is required by applicable law and (4) each trust agreement and insurance or annuity contract relating to any Company Plan.

         (ii) Each Company Plan has been administered in all material respects in accordance with its terms, except as disclosed in Schedule 4(l)(ii). Each Company, its subsidiaries and all Company Plans are in compliance in all material respects with the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), except as disclosed in Schedule 4(l)(ii). Except as disclosed in Schedule 4(l)(ii), all reports, returns and similar documents with respect to the Company Plans required to be filed with any governmental agency or distributed to any Company Plan participant have been duly and timely filed or distributed. Except as disclosed in Schedule 4(l)(ii), there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Plans), suits or proceedings against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability, and there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

         (iii) Schedule 4(l)(iii) discloses whether each Welfare Plan is (i) unfunded, (ii) funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Each Welfare Plan (including any Welfare Plan covering retirees or other former employees) may be amended or terminated without material liability to any Company on or at any time after the Closing Date. The Companies and its subsidiaries comply with the applicable requirements of Section 4980B(f) of the Code with respect to each Company Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code.

         (iv) Seller has listed on Schedule 4(l)(iv) each Pension Plan subject to Title IV of ERISA or Section 412 of the Code (a "Seller Pension Plan") maintained or contributed to by any person or entity that, together with Seller, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity"). Except as disclosed in Schedule 4(l)(iv), (A) all contributions to each Seller Pension Plan that may have been required to be made in accordance with Section 302 of ERISA or Section 412 of the Code have been timely made, (B) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Seller Pension Plan and (C) no Seller Pension Plan has an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of the most recent plan year.

         (v) Except as disclosed in Schedule 4(l)(v), no Seller Pension Plan has been terminated nor have there been any reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect thereto.

         (vi) With respect to any Seller Pension Plan subject to Title IV of ERISA, no Commonly Controlled Entity has incurred any material liability to such Seller Pension Plan or to the Pension Benefit Guaranty Corporation other than for the payment of premiums, all of which have been paid when due.

         (vii) Except as disclosed in Schedule 4(l)(vii), at no time within the five years preceding the Closing Date has Seller or any Commonly Controlled Entity been required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA), and neither Seller nor any Commonly Controlled Entity has incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, which liability has not been fully paid as of the date hereof, or announced an intention to withdraw, but not yet completed such withdrawal, from any multiemployer plan. Except as disclosed on Schedule 4(l)(vii), no action has been taken and no circumstances exist that, alone or with the passage of time, could result in either a partial or complete withdrawal from any multiemployer plan. Schedule 4(l)(vii) lists for each multiemployer plan, Seller's best estimate of the amount of withdrawal liability that would be incurred if each Commonly Controlled Entity were to make a complete withdrawal from such plan as of the Closing Date. The aggregate amount of withdrawal liability from such complete withdrawal from all such plans will not exceed $10,000.

         (viii) Schedule 4(l)(viii) sets forth and identifies all agreements to which any Company is a party, whether oral or in writing, with present or former officers, directors or employees of, or consultants to, any Company which (A) obligate any Company to pay, on any date or dates during the remaining term of such agreement, an aggregate amount in excess of $10,000, or
(B) cannot be terminated on 60 days' notice.

         (ix) Neither any Company nor any related person (within the meaning of section 9701(c)(2) of the Code) has any liability under subtitle J of the Code (Coal Industry Health Benefits).

         (x) Except as set forth in Schedule 4(l)(x), no employee or former employee with any Company or any beneficiary thereof will become entitled to any bonus, retirement, severance, job security or similar benefits or any enhanced benefits as a result of the transactions contemplated hereby that will constitute post closing obligation of any of the Companies.

         (m) Absence of Changes or Events. Except as expressly permitted by the terms of this Agreement (including without limitation the distribution of Excluded Assets and excess working capital as contemplated by this Agreement), there has not been any material adverse change in the business, assets, condition (financial or otherwise) or results of operations of any Company since June 30, 1993; and Addington Resources, Inc. has caused the business of its consolidated group (including the Companies), since June 30, 1993, to be conducted in the ordinary course and in substantially the same manner as presently conducted and has made all reasonable efforts consistent with past practices to preserve the Companies' relationships with customers, suppliers and others with whom such Company deals, and each such Company has not taken any action that, if taken after the date hereof, would constitute breach of any of the covenants set forth in Section 5A(b).

         (n)  Compliance with Applicable Laws. (i) Except as set forth in
Schedule 4(n), each Company is in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority or instrumentality, domestic or foreign (including, without limitation, the Surface Mining Control and Reclamation Act of 1977, as amended ("SMCRA"), the Federal Mine Safety and Health Act of 1977, as amended, and the Black Lung Benefits Reform Act of 1977, as amended), except where noncompliance would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of such Company. In addition, each of the Companies is in material compliance with, and in good standing under, applicable workers' compensation laws and in material compliance under black lung laws. Except as set forth in Schedule 4(n), Seller has not received any written communication from a governmental authority that alleges that any Company is not in compliance, in all material respects, with all material Federal, state, local or foreign laws, ordinances, rules and regulations.

         (ii) Except as set forth in Schedule 4(n), to the best of Seller's knowledge after reasonable investigation none of the operations or properties of any Company is the subject of any Federal, state or foreign investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance (as hereinafter defined) into the environment, and neither Seller nor any Company has received any written communication from a governmental authority that alleges that any Company is not in compliance, and each Company is in compliance, in all respects, with all Federal, state, local or foreign laws, ordinances, codes, rules and regulations relating to the environment ("Environmental Laws"). Except as set forth in Schedule 4(n), Seller (in respect of the business of each Company) and each Company have filed all notices and compliance reports required to be filed under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance into the environment. Except as set forth in Schedule 4(n), to the best of Seller's knowledge after reasonable investigation no company has any material contingent liabilities in respect of its business in Connection with any Hazardous Substance that individually or in the aggregate would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of its operations. "Hazardous Substance" shall mean: (i) any hazardous, toxic or dangerous waste, substance or material defined as such in (or for the purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, Super Fund Amendments and Reauthorization Act and any so-called superfund or superlien law, or any other Environmental Law, including Environmental Laws relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material in effect on the date of this Agreement, (ii) petroleum, asbestos or PCBs and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Federal, state, foreign or local governmental authority pursuant to any Environmental Law or any health and safety or similar law, code, ordinance, rule or regulation, order or decree, and which may or could pose a hazard to the health and safety of workers at or users of any properties of any Company or cause offsite damage to adjacent property owner or cause damage to the environment.

         (iii) Neither Seller nor any person or entity downed or controlled" by Seller nor any person or entity which "owns or controls" Seller has been notified by the Federal Office of Surface Mining or the agency of any state administering the SMCRA (or any comparable state statute), that it is (A) ineligible to receive additional surface mining permits or (B) under investigation to determine whether its eligibility to receive such permits should be revoked, i.e., "permit blocked". As used herein, the terms "owned or controlled" and "owns or controls" shall be defined as set for in 30 C.F.R. ss.
773.5 (1991).

         (iv) Except as set forth on Schedule 4(n)(iv), as of the Closing Date there will be no underground storage tanks on any real property owned or controlled by any Company.

         (o) Employee and Labor Relations. Except as set forth on Schedule 4(o), no Company is a party to, bound by, or negotiating any collective bargaining agreement or any other agreement with any labor union, association or other employee group, nor is any employee of any Company represented by any labor union or similar association. No labor union or employee organization has been certified or recognized as the collective bargaining representative of any employees of any Company. There are no formal union organizational campaigns or representation proceedings underway or to the best of Seller's knowledge pending or planned with respect to any employees of any Company nor are there any existing or pending or planned labor strikes, work stoppages, slowdowns, disputes, grievances, unfair labor practice charges, labor arbitration proceedings or other disturbances affecting any employee of any Company, or affecting operations at or deliveries to any mine or other facility of any Company. Except as described on Schedule 4(o) or Schedule 4(l)(i), each Company has at all times complied in all material respects with all applicable provisions of the National Labor Relations Act, as amended, the Fair Labor Standards Act, as amended, and all other Federal and state laws, regulations, and executive orders pertaining to employment, including without limitation all provisions thereof relating to wages, hours and conditions, collective bargaining, and the payment of unemployment benefits and taxes therefor, FICA taxes and all similar taxes, and worker's compensation and occupational disease benefits. Except as described on Schedule 4(o) or Schedule 4(1)(i), no Company has any liability for any arrearages of wages or for any delinquent unemployment, FICA or other employee taxes or for any penalties or interest for failure to timely pay any such taxes due. No Company has pending against it any unfair labor practice charges, other administrative charges, claims, grievances or lawsuits before any court, governmental agency, regulatory body or arbitrator arising under any Federal or state law, regulation or executive order governing employment.

         (p) Licenses; Permits. Schedule 4(p) sets forth a true and complete list of all material licenses, permits, certificates, bonds, approvals and other such authorizations issued or granted to each Company by local, state or Federal governmental authorities or agencies. Except as disclosed on Schedule 4(p), all material licenses, permits, certificates, bonds, approvals or other such authorizations of each Company are validly held by it, each Company has complied with all material requirements in connection therewith and the same will not be subject to suspension, modification or revocation as a result of this Agreement or the consummation of the transactions contemplated hereby. Each Company has all material licenses, permits, certificates, bonds, approvals and other such authorizations from local, state or Federal government authorities or agencies which are necessary for the conduct of each Company's business.

         (q) Bank Accounts and Powers of Attorney. Schedule 4(q) contains a complete and correct list and summary description showing (i) the name of each bank in which any Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto, and (ii) the names of all persons, if any, holding powers of attorney from any Company.

         (r) Transactions with Affiliates Except as set forth in the notes to the Financial Statements or in the Schedules hereto, no Company has any outstanding contract, agreement or other arrangement with Seller or any of its affiliates which will continue in effect subsequent to the Closing.

         (s) West Virginia Business Investment and Jobs Expansion Tax Credits ("STC"). Seller's affiliate, Appalachian Mining, Inc. ("AMI") is a participant in a qualified multiyear, multiparticipant STC project (the "Alloy STC Project"). Neither Seller nor its affiliates, including Vandalia Resources, Inc. ("Vandalia") and AMI, has since January 29, 1993 taken any action or failed to take any action which would impair the status (if any) which the multiyear, multiparticipant STC project (the "Vandalia STC Project") had on January 29, 1993. The Alloy STC Project and the Vandalia STC Project, are collectively referred to as the STC Projects". Schedule 4(s)(i) lists the assets of AMI and of Vandalia which will remain in service in the STC Projects on the Closing
Date and the useful lives that AMI and Vandalia have respectively assigned to those assets for STC purposes. Schedule 4(s)(ii) lists the actual amounts of credit claimed through 1992 by AMI in the Alloy STC Project. Schedule 4(s)(iii) lists the "new jobs", as defined in W. Va. Code ss. 11-13C-4(b) which AMI and Vandalia claim are created as of the Closing Date in each of the STC Projects. Notwithstanding anything in this Agreement to the contrary, SELLER DOES NOT REPRESENT, WARRANT OR GUARANTY THAT BUYER OR AMI OR VANDALIA WILL RECEIVE ANY TAX CREDITS RELATING TO THE STC PROJECTS OR THAT POSITION TAKEN BY AMI AND VANDALIA AS TO THE "NEW JOBS" LISTED IN SCHEDULE 4(s)(iii) WILL BE ACQUIESCED TO BY THE WEST VIRGINIA DEPARTMENT OF TAX AND REVENUE.

         (t) Patents and Trademarks. No Company has any patents, trademarks, tradenames, service marks, copyrights or patent applications pending, and are not subject to any license agreements with third parties or agreements requiring royalty or other payments in respect of such matters.

         (u) Insurance. Schedule 4(u) contains a complete and correct list and summary description of all policies of insurance which are in effect, including amounts thereof, in which any Company is named as the insured party, has a beneficial interest or for which it has paid any premiums. Such policies are in full force and effect and insure all assets and property of each Company against loss or damage in amounts as set forth in such policies. Until the Closing Date, Seller will cause each Company to maintain in full force and effect its presently existing insurance coverage, or insurance comparable to such existing coverage.

         (v) AS IS. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN DOCUMENTS OR INSTRUMENTS EXECUTED PURSUANT TO THIS AGREEMENT, BUYER ACKNOWLEDGES THAT SELLER HAS MADE NO

REPRESENTATIONS REGARDING THE VALUE OR CONDITION OF THE ASSETS OF THE COMPANIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ASSETS OF THE COMPANIES WILL BE HELD BY THE COMPANIES AT CLOSING "AS IS, WHERE IS" WITH NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO TITLE, OWNERSHIP, USE, POSSESSION, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUANTITY OR QUALITY OF RESERVES, MINING COSTS OR RATIOS, GRADE, RECOVERABILITY, VALUE, MINEABILITY, CONDITION, OPERATION, DESIGN, CAPACITY, TAX TREATMENT OR OTHERWISE, AND ALL SUCH REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISCLAIMED. NOTHING CONTAINED HEREIN SHALL BE CONSTRUED TO DIMINISH OR LIMIT THE EXPRESS REPRESENTATIONS, WARRANTIES OR COVENANTS CONTAINED IN THIS AGREEMENT.

         5.  Covenants.

         5A. Covenants of Seller. Seller covenants and agrees as follows:

         (a) Access. Seller shall, and shall cause each Company, and its or their officers, directors, employees and agents to, afford the officers, employees and agents of Buyer complete access at all reasonable times, from the date hereof to the Closing, to its or their officers, employees, agents, properties, books and records, and shall furnish Buyer all financial, operating and other data and information as Buyer, through its officers, employees or agents, may reasonably request, but only to the extent that any of the foregoing relates to any Company. Buyer acknowledges that it has been given access to such information at various times over the twelve month period preceding this Agreement. Subject to applicable law or court orders, Buyer shall cause all such information of a non-public nature to be retained confidentially. If this Agreement is terminated, Buyer shall promptly return all such information of a non-public nature provided by Seller, and shall promptly destroy all analyses, compilations, studies or other documents of or prepared by the Buyer from such non-public information. If this Agreement is terminated, Buyer shall not use or disclose any confidential information obtained from Seller or the Companies, or other information concerning the business or properties of the Seller or the Companies. Buyer shall be responsible for maintaining the confidentiality of such confidential and trade secret information and ensuring that such information is not used or disclosed by its employees, affiliates and agents, and Buyer shall be responsible for the acts of its agents, employees and affiliates in that regard.

         (b) Ordinary Conduct. Except as set forth on Schedule 5A(b) or otherwise expressly permitted by the terms of this Agreement, or as necessary in connection with taking such actions with regard to the assets and liabilities of the Companies as are contemplated by this Agreement (including without limitation the distribution of Excluded Assets and excess working capital as contemplated by this Agreement), from the date hereof to the Closing, Seller will cause the business of each Company to be conducted in the ordinary course in substantially the same manner as presently conducted and will make all reasonable efforts consistent with past practices to preserve its relationships with customers, employees, suppliers and others with whom such Company deals. In addition, except as set forth on Schedule 5A(b) or otherwise expressly permitted by the terms of this Agreement (including without limitation the distribution of Excluded Assets and excess working capital as contemplated by this Agreement), Seller will not permit any Company to do any of the following without the prior written consent of Buyer:

                  (i)    amend its Articles of Incorporation or By-laws;

                  (ii) declare or pay any dividend or make any other distributions to its shareholders whether or not upon or in respect of any shares of its capital stock;

                  (iii) redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

                  (iv) grant to any employee, officer or director any increase in compensation or benefits, or enter into any employment contract or adopt, amend or terminate any profit sharing, compensation, bonus, deferred compensation, pension, retirement or other employee benefit plan, agreement, fund, trust or arrangement, for the benefit or welfare of any employee;

                  (v) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness;

                  (vi) permit, allow or suffer any of its assets to be subjected to any mortgage, pledge, lien, encumbrance, restriction or charge of any kind;

                  (vii) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

                  (viii) except as contemplated by this Agreement, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with Seller or any of its affiliates;

                  (ix) make any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting principles;

                  (x) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than inventory) which are material individually, or in the aggregate, to such Company;

                  (xi) make or incur any capital expenditure or expenditures which, individually, is in excess of $5,000 or, in the aggregate, are in excess of $25,000;

                  (xii) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, except in the ordinary course of business consistent with past practice;

                  (xiii) enter into any lease of real property;

                  (xiv) enter into any new commitments for the sale or purchase of coal the performance of which extends beyond January 31, 1994 or the purchase or disposition of coal properties or amend any existing coal sales agreements; or

                  (xv) agree, whether in writing or otherwise, to do any of the foregoing.

                  Seller shall not, and shall not permit any Company to, take any action that would, or that could reasonably be expected to, result in (i) any of its representations and warranties set forth in this Agreement becoming untrue or (ii) any of the conditions to the purchase and sale of the Shares not being satisfied.

                  (c) Pro Forma Balance Sheet. Schedule 5A(c) sets forth a pro forma balance sheet (the "Pro Forma Balance Sheet") reflecting the assets, liabilities, and working capital which each Company would have had if the Closing had occurred on June 30, 1993 after the distribution of the Excluded Assets and Excluded Liabilities.

                  (d) Resignations. On the Closing Date, Seller shall cause to be delivered to Buyer duly signed resignations, effective immediately after the Closing Date, of all officers and directors of each Company and shall take such other action as is necessary to accomplish the foregoing.

         (e) Other Transactions; Seller Break-Up Fee. Prior to the Closing, none of Seller, any Company, ARI nor any other affiliate of Seller shall, nor shall they permit any of their respective officers, directors, or other representatives to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any corporation, partnership, person, or other entity or group (other than Buyer and its representatives) concerning any merger, sale of securities, sale of substantial assets or similar transaction involving any Company; but the foregoing shall not prohibit Seller or its affiliates from engaging in discussions or negotiations with, or furnishing information to, a third party who seeks to initiate such discussions or negotiations following Seller's receipt of a written proposal which is financially superior as compared to this Agreement (as determined by Seller's Board of Directors), but only to the extent that Seller's Board of Directors shall conclude in good faith on the basis of written advice from Seller's outside securities counsel that such action is necessary in order for Seller and its board of directors to act in a manner consistent with its or their fiduciary duties (a "Superior Offer"). In the event that Seller or any Company receives a Superior Offer, Seller will promptly notify Buyer of such proposal and keep Buyer fully informed of any progress, action or event with respect thereto. Upon receipt of any such notice from Seller, Buyer shall have the sole and exclusive right to terminate the obligations of Buyer and Seller under this Agreement; provided that if AIR or Seller executes an agreement pertaining to a Superior Offer, Seller shall pay Buyer $15 million as a break-up fee within five business days of such execution. However, nothing contained in the foregoing provisions of this Section 5A(e) shall preclude or limit Buyer from pursuing any rights or remedies against any person or entity who submits any such Superior Offer.

         (f) Supplemental Disclosure. Seller shall have the continuing obligation until the Closing to supplement or amend the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Schedules; provided, however, that, for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless so agreed in writing by Buyer.

         (g) Trustee and Bank Releases. ARI and Seller shall obtain documentation from each of the Trustee and the Bank evidencing the release of each Company and its assets under existing credit agreements prior to the Closing.

         (h) Other Financial Statements. On or before October 20, 1993, Seller acknowledges and agrees to use its best efforts to provide to Buyer unaudited financial statements described in Section 4(f)(i) above for the quarter year and year to date periods ended September 30, 1992 and September 30, 1993 which shall then be included as a part of the Financial Statements (as defined in Section 4(f)(i)) If such financial statements are provided to Buyer after October 20, 1993, the dates specified in Sections 2(a) and 29 shall be extended for the same number of days between October 20, 1993 and the date such financial statements are provided to Buyer. Such financial statements shall in any event be provided to Buyer not later than November 15, 1993.

         5B. Covenants of Buyer. Buyer covenants and agrees as follows:

         (a) Buyer's Actions. Buyer shall not take any action that would, or that could reasonably be expected to, result in (i) any of its representations and warranties set forth in this Agreement becoming untrue in any material respect, or (ii) any of the conditions to the purchase and sale of the Shares not being satisfied in any material respect; and Buyer shall cooperate with Seller in the removal of liability and obligations under bonds and guarantees specified on Schedule 5B(a). Buyer also agrees to provide such financial and other information of Buyer and of Pittston Minerals Group, Inc. as is necessary to accomplish such replacement or substitution. Except for the bonds listed on
Schedule 3(b)(ix) and the guarantees specified on Schedule 3(b)(x), if the removal of liabilities and obligations are unable to be obtained as of the Closing Date with respect to each of those bonds and guarantees described on
Schedule 5B(a), then in lieu of such removal, Seller will accept an indemnity substantially in the form of Exhibit H from Pittston Minerals Group, Inc. ("PMGI"), provided that PMGI shall have at least $70 million net worth and debt not exceeding $90 million (exclusive of debt of the Companies) immediately following the Closing. After the Closing Date, Buyer shall also continue to also use its best efforts to remove Seller and its affiliates and its officers from such liabilities or obligations listed on Schedule 5B(a).

         (b) Supplemental Disclosure. Buyer shall have the continuing obligation until the Closing to supplement, or amend its Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Schedules; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless so agreed in writing by Seller.

         (c) Planned Closing of Any Company Employment Site. Prior to the Closing, Buyer shall have the continuing obligation to immediately advise Seller of any planned or intended closing of any Company's employment sites existing immediately prior to the Closing, or layoff of any Company's employees employed immediately prior to Closing, where such closing or layoff may or will be sufficient to invoke coverage of the Worker Adjustment and Retraining Notification Act of 1989 for such Company.

         (d) Certain Rulings. With regard to the ruling referred to in Section 3(a)(xii), Buyer will make such request for determination with reasonable diligence.

         6. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

         (a) Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give right to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of the Company under, any provision of (i) the Stock Corporation Act of the Commonwealth of Virginia, (ii) the Articles of Incorporation or bylaws of Buyer, (iii) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Buyer is a party or by which any of its properties are bound or (iv) any judgment, order, or decree, or material statute, law, ordinance, rule or regulation applicable to Buyer or its property or assets. No consent, approval, license, permit order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby, other than (A) compliance with and filings under the HSR Act and (B) compliance with and filings under Section 13(a) or 15(d), as the case may be, of the Exchange Act.

         (b) Actions and proceedings, etc. There are no (i) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Buyer which have an adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or (ii) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the best knowledge of Buyer, threatened against Buyer, which are likely to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

         (c) Consents. No consent of any party and no consent, license, approval or authorization of, or exemption by, or filing, restriction or declaration with, any governmental authority, bureau, agency or regulatory authority is required in connection with the execution, delivery, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby and thereby.

         (d) Qualification. Buyer is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure so to qualify would not have a material adverse effect on the business, assets, conditions (financial or otherwise) or results of operations of Buyer. Buyer has made available to Seller true and complete copies of its Articles of Incorporation, as amended to date, and its By-laws, as in effect on the date hereof.

         (e) No Broker. Buyer has not retained any broker or finder nor has any finder or broker acted on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby.

         (f) Investment Intent. Buyer is acquiring the Shares solely for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and has no present intention or plan to effect any resale, assignment or distribution of the Shares. Buyer acknowledges that the Shares have not been registered or qualified under the Securities Act of 1933 or any state securities laws and may be sold, assigned, pledge or otherwise disposed of in the absence of such registration only pursuant to an exemption from such registration. Buyer acknowledges that the certificates evidencing the Shares shall each bear a restrictive legend to the foregoing effect. Buyer has received such information from Seller and the Companies as it has requested and acknowledges that there are no representations or warranties, express or implied, except as expressly set forth in this Agreement.

         (g) Permit Blocking. Except as set out on Schedule 6(g), neither Buyer nor any person or entity "owned or controlled" by Buyer nor any person or entity which "owns or controls" Buyer has been notified by the Federal Office of Surface Mining or the agency of any state administering the SMCRA (or any comparable state statute), that it is (A) ineligible to receive additional surface mining permits or (B) under investigation to determine whether its eligibility to receive such permits should be revoked, i.e., "permit blocked". As used herein, the terms "owned or controlled" and "owns or controls" shall be defined as set for in 30 C.F.R. ss. 773.5 (1991).

         7. Mutual Covenants. Each of Seller and Buyer covenants and agrees as follows:

         (a) Cooperation. Buyer and Seller shall cooperate with each other and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to ensure the orderly transition of each Company from Seller to Buyer and to minimize any disruption to the respective businesses of Seller, Buyer or any Company that might result from the transactions contemplated hereby. Neither party shall be required by this
Section 7(a) to take any action that would unreasonably interfere with the conduct of its business.

         (b) Best Efforts. (i) Subject to the terms and conditions of this Agreement, each party will use its best efforts to cause the consents of or releases from, as appropriate, the Trustee and the Bank set forth in Section 3 to be obtained and all other conditions to the Closing to occur.

         (ii) Seller shall use its best efforts to take, and cause to be taken, all actions and to do, and cause to be done, all things necessary, proper or advisable under applicable laws and regulations and otherwise, to obtain prior to Closing all authorizations, consents and waivers ("Consents") required from third parties to consummate and make effective the transactions contemplated by this Agreement (which Consents shall include without limitation those set forth on Schedule 4(a)), provided, however, that nothing contained herein shall require Seller, Buyer or any Company to assume any additional obligation or incur any additional liability in order to obtain Consents. Buyer shall use its best efforts to assist and cooperate with Seller in such efforts. Each party agrees to keep the other fully informed with respect to such efforts. In the event any Consent is not obtained prior to Closing despite the best efforts of Seller and Buyer, Buyer and Seller shall negotiate in good faith a mutually acceptable solution to the failure to obtain any required Consent, but if a mutually acceptable solution is not reached and the failure to obtain such Consent would have material adverse consequences to the transactions contemplated by this Agreement, then in such event the party or parties disadvantaged by failure to obtain such Consent shall have the right to terminate this agreement without any further liability to the other party.

         (iii) Notwithstanding the foregoing provisions of Section 7(b)(ii), with respect to consents required with respect to the documents specified on
Schedule 3(b)(xiv) (the "Early Consents), within 30 days of execution of this Agreement, Seller shall advise Buyer of any Early Consents seller reasonably determines that it will not be able to obtain prior to Closing. Buyer shall thereupon have the right for an additional 15 days to pursue the obtaining of such Early Consents which Seller has determined are not obtainable. At the expiration of the aforesaid 45 day period, if Buyer and Seller have not been able to agree on a mutually acceptable solution to the failure to obtain any required Early Consent, then seller shall have the right for a period of five days following expiration of such 45 day period to terminate this Agreement without any further liability to Buyer.

         (c) Antitrust Notification. Each of Seller and Buyer will as promptly as practicable, but in no event later than five business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. Each of Buyer and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Seller and Buyer shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each of Seller and Buyer will use its best efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Shares. Each party shall be responsible for its filing fees relating to the filing of HSR Act notification and report form.

         (d) Records. (i) On the Closing Date, Seller shall deliver or cause to be delivered to Buyer all original agreements, documents, books, records and files (collectively, "Records"), in the possession of Seller relating to the business and operations of each Company to the extent not then in the possession of such Company, subject to the following exceptions:

                  (A) Buyer recognizes that certain Records may contain incidental information relating to a Company or may relate primarily to subsidiaries or divisions of Seller other than such Company, and that Seller may retain such Records and shall provide copies of the relevant portions thereof to Buyer; and

                  (B) Seller may retain any Tax returns, reports or forms, and Buyer shall be provided with copies of such returns, reports or forms only to the extent that they relate to any Company's separate returns or separate Tax liability.

                  (ii) After the Closing, upon reasonable written notice, Buyer and Seller agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, such information (including Records pertinent to each Company) and assistance relating to any Company as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax returns, reports or forms or the defense of any Tax claim or assessment; provided, however, that such access does not unreasonably disrupt the normal operations of Seller, Buyer or such Company.

                  (e) Non Disclosure. Subject to applicable law or court order, each party shall cause all such information of a non-public nature obtained by it pursuant to this Agreement to be retained confidentially. If this Agreement is terminated, each party shall promptly return all such information of a non-public nature provided by the other party, shall promptly destroy all analyses, compilations, studies or other documents of or prepared by it from such non-public information, shall not use or disclose any such non-public information to third parties and shall take reasonable step to cause its agents and employees to comply with this provision.

                  (f) Litigation Support. The parties shall cooperate with each other in the defense or contest, make available their personnel, and provide such testimony and reasonable access to their books and records as shall be necessary in connection with the defense or contest of any action, suit, proceeding, hearing, investigation, charge, complaint or claim which questions the validity of this Agreement or seeks to enjoin, retrain or prohibit the transactions contemplated by this Agreement.

                  8. Further Assurances. From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

         9. Indemnification. (a) Tax Indemnification.

         (i) Seller shall indemnify Buyer and its affiliates (including each Company) and each of their respective officers, directors, employees and agents and hold them harmless from (A) all liability for Taxes of any Company for the Pre-Closing Tax Period, (B) all liability (as a result of Treasury Regulation ss. 1.1502-6 or otherwise) for Taxes of Seller, any Affiliated Group or any member of any Affiliated Group, (C) all liability for federal and state income taxes and sales taxes resulting from the Section 338(g) and 338(h)(10) elections (or any, comparable election under state or local Tax law) contemplated by
Section 10(a) of this Agreement, and (d) all liability for reasonable legal fees and expenses attributable to any item in clause (A), (B) or (C) above.

         (ii) Buyer shall, and shall cause each Company to, indemnify Seller and its affiliates and each of their respective officers, directors, employees and agents and hold them harmless from (A) all liability for Taxes of each such Company (other than Taxes described in clauses (i)(A), (i)(B) or (i)(C) of this Section 9(a)) and (B) all liability for reasonable legal fees and expenses attributable to any item in clause (A) above.

         (iii) Any Tax returns (other than those returns relating to an election made under Section lO(a) of this Agreement) for the Pre-Closing Tax Period, the due dates for which returns are not until after Closing and have not been filed prior to Closing (other than for Straddle Period Tax returns), shall be prepared by Seller and furnished, along with payment of any Tax liability due, to any Company for approval (which approval shall not be unreasonably withheld) and signature at least 30 days prior to the due date for filing such returns.

         (iv) In the case of any taxable period that includes (but does not end on) the Closing Date (each a "Straddle Period"):

               (A) real, personal and intangible property Taxes ("Property Taxes") of any Company attributable to the PreClosing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period;

               (B) The West Virginia Severance Tax ("Severance Tax") of any Company attributable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date including all Severance Tax on the sale of inventory as a result of this transaction and the STC Credits attributable to the Pre-Closing Tax Period shall be equal to the amount of such STC Credits for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

                  (C) the Taxes of any Company (other than Property Taxes and Severance Tax) attributable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

Seller's indemnity obligation in respect of Taxes for a Straddle Period shall initially be effected by its payment to Buyer of the excess of (x) such Taxes for the Pre-Closing Tax Period over (y) the amount of such Taxes paid by Seller or any of its affiliates (other than any Company) at any time plus the amount of such Taxes paid by any Company on or prior to the Closing Date. Seller shall initially pay such excess to Buyer within five days prior to the due date of any return, report or form with respect to Straddle Period Taxes. If the amount of such Taxes paid by Seller or any of its affiliates (other than any Company) at any time plus the amount of such Taxes paid by any Company on or prior to the Closing Date exceeds the amount payable by Seller pursuant to the preceding sentence, Buyer shall pay to Seller the amount of such excess (a) in the case of Property Taxes, at the Closing (the "Closing Tax Adjustment Amount") and (b) in all other cases, within five days prior to the due date of the return, report or form with respect to the final liability for such Taxes is required to be filed. The payments to be made pursuant to this paragraph by Seller or Buyer with respect to a Straddle Period shall be appropriately adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to Straddle Period Taxes.

                  (b) Other Indemnification by Seller. Seller shall indemnify Buyer, its affiliates (including each Company) and each of their respective officers, directors, employees and agents and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party (other than any relating to Taxes and STC, for which indemnification provisions are set forth in paragraphs (a), (g) and (h) of this Section 9) to the extent arising from (i) any breach of any representation or warranty of Seller contained in this Agreement or in any Schedule, certificate, instrument or other document delivered by it pursuant hereto (ii) any breach of any covenant of Seller contained in this Agreement requiring performance after the Closing Date or
(iii) any Excluded Liabilities. Seller's obligation to indemnify Buyer under this Section 9(b) shall be subject to the following:

         (A) Subject to the limitations specified in Section 9(i) hereof, there shall be no other limitation on the amount of ability for breach of representations contained in Sections 4(a), (b), (c), (d), (e), (g) and (s);

         (B) There shall be no limitation on the amount of liability for obligations of any Company which by the express terms of this Agreement are not to be obligations of any Company as of the Closing but instead are to be distributed out of the Company by not later than the Closing or are to be retained by Seller specifically including the Excluded Liabilities;

         (C) For all other obligations to indemnify, Seller shall be responsible as follows:

                  (w) For losses exceeding $250,000.00 if notice of a claim for indemnification is received by Seller before the first anniversary of the Closing;

                  (x) For losses exceeding $500,000.00 if notice of a claim for indemnification is received by Seller during the period between the first and second anniversary of the Closing;

                  (y) For losses exceeding $1,000,000.00 if notice of a claim for indemnification is received by Seller during the period between the second and third anniversary of the Closing; and

                  (z) For losses exceeding $5,000,000.00 if notice of a claim for indemnification is received by Seller during the period between the third and fourth anniversary of the Closing.

         (D) Notice of any claim for indemnification shall be in writing and shall state with specificity the nature and circumstances giving rise to such claim and the amount thereof. Claims for indemnification shall not be accumulated from year to year for purposes of annual thresholds.

         (c) Indemnification by Buyer. Buyer shall indemnify Seller, its affiliates, and each of their respective officers, directors, employees and agents and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Buyer contained in this Agreement or in any Schedule, certificate, instrument or other document delivered by it pursuant hereto, (ii) any breach of any covenant of Buyer contained in this Agreement requiring performance after the Closing Date, (iii) any breach of the covenant of Buyer contained in this Agreement obligating Buyer to immediately notify Seller of any planned or intended closing of employment sites or layoff of employees, involving any Company's employment sites or employees existing immediately prior to the Closing, where such closing or layoff may or will be sufficient to invoke coverage of the Worker Adjustment and Retraining Notification Act of 1989 for such Company or (iv) any liabilities or obligations of any Company arising from events which occur after the Closing Date except any Excluded Liabilities. With respect to Buyer's obligation to indemnify under this
Section 9(c), Buyer shall be subject to the following:

         (A) There shall be no limitation on the amount of liability for breach of representations contained in Section 6(a)(d) and (f).

         (B) For all other obligations to indemnify, Buyer shall be responsible as follows:

                  (w) For losses exceeding $250,000.00 if notice of a claim for indemnification is received by Buyer before the first anniversary of the Closing;

                  (x) For losses exceeding $500,000.00 if notice of a claim for indemnification is received by Buyer during the period between the first and second anniversary of the Closing;

                  (y) For losses exceeding $1,000,000.00 if notice of a claim for indemnification is received by Buyer during the period between the second and third anniversary of the Closing; and

                  (z) For losses exceeding $5,000,000.00 if notice of a claim for indemnification is received by Buyer during the period between the third and fourth anniversary of the Closing.

         (C) Notice of any claim for indemnification shall be in writing and shall state with specificity the nature and circumstances giving rise to such claim and the amount thereof. Claims for indemnification shall not be accumulated from year to year for purposes of annual thresholds.

         (d) Losses Net of Insurance, etc. The amount of any loss, liability, claim, damage, expense or Tax for which indemnification is provided under this
Section 9 shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such loss, liability, claim, damage, expense or Tax and shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit available to and/or realized by the indemnified party arising from the incurrence or payment of any such loss, liability, claim, damage, expense or Tax. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before any item arising from the receipt of any indemnity recognizing payment hereunder or the incurrence or payment of any indemnified loss, liability, claim, damage, expense or Tax.

         (e) Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto (i) pursuant to Section 9(a) shall terminate at the time the applicable statute of limitations with respect to the Tax liability in question expires (giving effect to any extension thereof), (ii) pursuant to
Section 9(b)(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 13, (iii) pursuant to Section 9(h)(i) shall not terminate, (iv) with respect to any liability of any Company which by the express terms of this Agreement are not to be obligations of any Company as of the Closing shall not terminate and (v) pursuant to any other provision to indemnify and hold harmless hereunder shall terminate at the close of business four years following the Closing Date; provided, however, that as to clauses (i) and (ii) above such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party hereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the indemnifying party.

         (f) Procedures Relating to Indemnification (Other than Under Sections 9(a) and (h)). In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement (other than under Sections 9(a) or (h)) in respect of, arising out of or involving a claim or demand made by any person, firm, governmental authority or corporation against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within 10 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except and unless to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

         If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute any Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient and reasonable basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld).

         (g) Procedures Relating to Indemnification of Tax Claims. If either Seller or Buyer receives a written claim from any taxing authority that, if successful, would result in an indemnity payment to Buyer, Seller or one of their respective affiliates (a "Tax Claim"), the party receiving such Tax Claim shall promptly notify the other party in writing of such Tax Claim.

         With respect to any Tax Claim (other than those relating solely to Taxes of any Company for a Straddle Period), the indemnifying party shall control all proceedings taken in connection with such Tax Claim (including, without limitation, selection of counsel) and, without limiting the foregoing, may in its sole discretion forgo any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest such Tax Claim in any permissible manner. The indemnifying party shall, however, consider in good faith the advice of the other party concerning the most appropriate forum in which to proceed and other related matters (it being understood, however, that all such decisions shall be left to the sole discretion of indemnifying party); provided, however, that in no case shall the indemnifying party settle or otherwise compromise any Tax Claim without the other party's prior written consent, which consent shall not be unreasonably withheld. Buyer shall control all proceedings taken in connection with any Tax Claim relating solely to Taxes of any Company for a Straddle Period. Buyer, Seller, any Company and each of their respective affiliates shall cooperate with each other in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon request) the provision of records and information to the other party that are reasonably relevant to such Tax Claim.

         (h) STC Indemnification and Procedures Relating Thereto. (i) Seller shall indemnify Buyer, its affiliates (including the Companies) and each of their respective officers, directors, employees and agents and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party (other than any loss, liability, claim, damage or expense relating to the indemnification set forth in paragraphs (a) and (b) of this Section 9) arising from any assessment by the West Virginia Department of Tax and Revenue, made against Appalachian Mining, Inc. or Vandalia Resources, Inc. for credits, if any, taken by Appalachian Mining, Inc. or Vandalia Resources, Inc. while either was affiliated with Seller prior to Closing. Seller shall pay to Buyer such amount claimed pursuant to paragraph (h)(iii) of this Section 9 within five days of the receipt of such claim.

         (ii) Buyer shall indemnify Seller, its affiliates and each of their respective officers, directors, employees and agents and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party arising from any assessment by the West Virginia Department of Tax and Revenue to the extent such assessment reduces STC claimed for periods prior to the Closing Date and was caused by actions taken by Buyer after the Closing Date. Buyer shall pay to Seller such amount claimed pursuant to paragraph (h)(iii) of this Section 9 within five days of receipt of such claim.

         (iii) If either Seller or Buyer receives a written claim from any taxing authority that, if successful, would result in an indemnity payment to an indemnified party or one of its affiliates pursuant to paragraph (h)(i) or (ii) of this Section 9 (a "STC Claim"), the party receiving such STC Claim shall promptly notify the other party in writing of such STC Claim. With respect to any STC Claim, the procedure set forth in paragraph (g) shall be applicable.

         (i) The aggregate liability of Seller under this Section 9 shall not exceed the Purchase Price. The sole and exclusive remedy of Buyer for damages exceeding such amount shall be a right of rescission.

         (j) In no event shall either Buyer or Seller or any of their respective affiliates, director, officers, agents or attorneys be liable for any indirect, special, extraordinary or consequential damages under this Agreement or with respect to the transactions contemplated hereunder or in the agreements attached as Exhibits hereto unless specifically and expressly permitted by the terms and provisions thereof.

         10. Tax Matters. (a) Buyer shall (i) timely make an election under
Section 338(g) of the Code (and any comparable election under state or local Tax law) with respect to each Company, (ii) join Seller in timely making an election under Section 338(h)(10) of the Code (and any comparable election under state or local Tax law) with respect thereto and (iii) cooperate with Seller in the completion and timely filing of such elections in accordance with the provisions of Temporary Regulation ss. 1.338(h)(10)-1T (or any comparable provisions of state or local Tax law) or any successor provision. By not later than seven days after the date hereof, Seller and Buyer shall negotiate in good faith an agreement to allocate the sum of (i) Purchase Price and (ii) the liabilities (other than the Excluded Liabilities) of the Companies within the meaning of Temporary Regulations ss. 1.338(b)1T(f)(1) immediately after the Closing Date (hereinafter collectively referred to as the "Adjusted Purchase Price"), and such allocation shall be set forth on Schedule 10(a) to be attached hereto. Neither Seller nor Buyer (nor any of their respective affiliates) shall take any position on any Tax return or with any taxing authority that is inconsistent with the Adjusted Purchase Price allocation set forth on Schedule 10(a).

         (b) For any Straddle Period, Buyer shall timely prepare and file with the appropriate authorities all Tax returns, reports and forms required to be filed and will pay all Taxes due with respect to such returns, reports and forms; provided that Seller will reimburse Buyer (in accordance with the procedures set forth in Section 9(a)) for any amount owed by Seller pursuant to
Section 9(a) with respect to the taxable periods covered by such returns, reports or forms. For any taxable period of any Company that ends on or before the Closing Date, other than for returns, reports and forms which have been previously filed, Seller shall timely prepare and furnish to such Company for approval all Tax returns, reports and forms required to be filed, and will pay all Taxes due with respect to such returns, reports and forms in accordance with the provisions of Section 9(a). Buyer and Seller agree to cause each Company to file all Tax returns, reports and forms for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a return, report or form filed on that basis.

         (c) Seller, each Company and Buyer shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all returns, reports and forms relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer and Seller recognize that each party and their respective affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by any Company or Seller to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer, Seller and their respective affiliates agree, and Buyer agrees to cause each Company, (i) to use its reasonable efforts to properly retain and maintain such records until such time as the other party agrees that such retention and maintenance is no longer necessary, and (ii) to allow Seller, Buyer and their respective agents and representatives (and agents or representatives of any of their affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as such party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the expense of the party requesting such copies.

         (d) Any refunds or credits of Taxes of any Company for any taxable period ending on or before the Closing Date shall be for the account of Seller except to the extent any such refund is reflected on the Working Capital Statement, in which case such refund shall be for the account of Buyer. Any refunds or credits of Taxes of any Company for any taxable period beginning after the Closing Date shall be for the account of the Buyer. Any refunds or credits of Taxes of any Company for any Straddle Period shall be apportioned between Seller and Buyer in accordance with the formula in Section 9(a) as it relates to a Straddle Period. Buyer shall, if Seller so requests and at Sellers expense and if Buyer obtains, at Sellers expense, an opinion from outside tax counsel that such action does not cause Buyer harm, cause any Company to file for and obtain any refunds or credits to which Seller is entitled under this
Section 10(d). Buyer and Seller shall jointly control the presentation of any such refund claim made on behalf of Seller. Buyer shall cause each Company to forward to Seller any such refund due to Seller within 10 days after the refund is received (or reimburse Seller for any such credit within 10 days after the credit is allowed or applied against other Tax liability); provided however, that any such amounts payable to Seller shall be net of any Tax cost to Buyer or such Company, as the case may be, attributable to the receipt of such refund. Notwithstanding the foregoing, the control of the prosecution of a claim for refund of taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 9(g).

         (e) Seller shall be responsible for filing any amended consolidated, combined or unitary Tax returns, reports or forms for taxable years ending on or prior to the Closing Date which are required as a result of examination adjustments made by the Internal Revenue Service or by the applicable state, local or foreign taxing authorities for such taxable years as finally determined. For those jurisdictions in which separate Tax returns are filed by any Company, any required amended returns resulting from such examination adjustments, as finally determined, shall be prepared by Seller and furnished to such Company for approval (which approval should not be unreasonably withheld), signature and filing at least 30 days prior to the due date for filing such returns.

         (f) Seller shall deliver to Buyer at the Closing an affidavit in form and substance satisfactory to Buyer, duly executed and acknowledged, certifying that the sale of the Shares is exempt from the provisions of the Foreign Investment in Real Property Tax Act of 1980.

         (g) On the Closing Date, Buyer will cause each Company to conduct its business in the ordinary course in substantially the same manner as presently conducted and on the Closing Date will not permit such Company to effect any extraordinary transactions (other than any such transactions expressly required by applicable law or by this Agreement) that could result in Tax liability to such company in excess of Tax liability associated with the conduct of its business in the ordinary course.

         (h) Seller shall cause the provisions of any Tax sharing or allocation agreement to which any Company is a party to be terminated on or before the Closing Date, such that such Company shall not have any obligation with respect to any such agreement after the Closing Date.

         (i) Buyer shall pay any stock transfer Taxes due as a result of the sale of the Shares.

         11. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyer or Seller (including by operation of law in connection with a merger, or sale of substantially all the assets, of Buyer or Seller) without the prior written consent of the other party hereto; provided, however, that Buyer may assign its right to purchase the Shares hereunder to one or more subsidiaries or affiliates of Buyer without the prior written consent of Seller;

provided further, however, that no assignment shall limit or affect the assignor's obligations hereunder.

         12. No Third-Party Beneficiaries. Except as provided in Section 9, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.


         13. Survival of Representations. The representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the Closing solely for purposes of Section 9 of this Agreement and (i) in the case of representations, other than those contained in Sections 4(a),
(b), (c), (d), (e), (g) and (s) and in Sections 6(a)-(d) and (f), shall terminate at the close of business four years following the Closing Date, (ii) in the case of the representations contained in Sections 4(g) and (s) shall terminate upon the expiration of the applicable statute of limitations and (iii) in the case of the representations contained in Sections 4(a)-(e) and in Sections 6(a)-(d) and (f) shall not terminate. Nothing contained in this Agreement shall extend the statute of limitations for purpose of Buyer bringing a fraud action against Seller or ARI under the various federal and state anti fraud and securities statutes.

         14. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

         15. Attorney Fees. Should any litigation be commenced concerning this Agreement or the rights and duties of any party with respect to it, the party prevailing shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for such partying attorney fees and expenses determined by the court in such litigation or in a separate action brought for that purpose.

         16. Amendments. No amendment to this Agreement shall be effective unless it shall be in writing and signed by both parties hereto. Each party acknowledges that no officer, employee, agent or other representative of the other party has authority, actual or apparent, to bind such other party to any amendment or other modification of this Agreement, except pursuant to a written document properly executed fly an authorized representative of such other party.

         17. Notices. Notice and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy by the sending party, as follows:

         (i)      If to Buyer:

                  Pittston Acquisition Company
                  100 First Stamford Place
                  Stamford, Connecticut 06912
                  (Telecopy No. 203-978-5205)

                  Attention: President

                  With copies to:

                  Pittston Coal Management Company
                  P.O. Box 5100
                  Lebanon, Virginia 24266
                  (Telecopy No. 703-889-6160)

                  Attention: General Counsel

                  and

                  Jackson & Kelly
                  1600 Laidley Tower
                  P.O. Box 553
                  Charleston, West Virginia 25322
                  (Telecopy No. 304-340-1130)

                  Attention: Charles Q. Gage, Esq.

                  and

                  Latham & Watkins
                  Suite 1000, 885 Third Avenue
                  New York, New York 10022-4802
                  (Telecopy No. 212-751-4864)

                  Attention: Jeffrey J. Hass

         (ii)     If to Seller:

                  In care of Addington Resources, Inc.
                  9431 U.S. Route 60
                  Ashland, Kentucky 41102
                  (Telecopy No. 606-928-9527)

                  Attention: R. Douglas Striebel,
                             Chief Financial Officer

                  With copies to:

                  Michael D. Johnson, Esq.
                  1932 Carter Avenue
                  P.O. Box 1545
                  Ashland, Kentucky 41105-1545
                  (Telecopy No. 606-325-1690)

                  and

                  Paul E. Sullivan, Esq.
                  Brown, Todd & Heyburn
                  2700 Lexington Financial Center
                  Lexington, Kentucky 40507
                  (Telecopy No. 606-231-0011)

         All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy, or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 17 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 17.

         18. Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         19. Waiver. Whenever in this Agreement a party is permitted to waive a condition, right or obligation of the other party, such waiver to be effective must be in writing and signed by the waiving party with notice in accordance with this Agreement.

         20. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

         21. Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

         22. Fees. (a) Each party to this Agreement shall pay all expenses incurred by it or on its behalf in connection with the preparation, authorization, execution and performance of this Agreement, including, but not limited to, all fees and expenses of agents, representatives, counsel and accountants.

         (b) Each party to this Agreement shall hold the other party harmless with respect to any broker's, finder's or other similar agent's fee with respect to the transactions contemplated hereby claimed by any broker, finder or similar agent engaged or employed by the indemnifying party.

         23. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

         24. Consent to Jurisdiction. Each of Buyer and Seller irrevocably submits to the exclusive jurisdiction of (a) the Circuit Court of Boyd County, Kentucky, and (b) the United States District Court for the Eastern District of Kentucky, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Buyer and Seller agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Eastern District of Kentucky or, if, for jurisdictional reasons, such suit, action or other proceeding may not be brought in such court, in the Circuit Court of Boyd County, Kentucky. Each of Buyer and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Kentucky with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Buyer and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Circuit Court of Boyd County, Kentucky, or (b) the United States District Court for the Eastern District of Kentucky, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         25. Non-solicitation of Personnel. Except for the employees whose names are set forth on Schedule 24 or otherwise agreed to by Seller and Buyer in writing, Seller hereby agrees that for a period of one year following the Closing Date neither it nor any person affiliated with it will, directly or indirectly, solicit or recruit any employee of any Company or any employee of Buyer or its affiliates previously employed by any Company or otherwise request or cause any such employee to terminate his or her employment with any Company or Buyer or its affiliates. Seller acknowledges that the covenant contained in this Section is reasonable and necessary to protect the legitimate business interests of Buyer. Notwithstanding the above, Seller shall not be prohibited from employing individuals who are not on Schedule 24 who without solicitation by Seller terminate employment with the Companies and who seek employment with Seller or its affiliates.

         26. Other Agreement. At Closing, Seller shall cause the Agreement substantially in the form attached hereto as Exhibit K to be excluded by the parties thereto (other than Buyer) and delivered to Buyer.

         27. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

         28. Affiliate Defined. As used in this Agreement, the term "affiliate" shall mean any person or entity that directly or indirectly controls, is controlled by or is under common control with, any other person or entity.

         29. Termination.

             (a) If a condition to Buyer's obligation to close in Section 3(a) is not satisfied on or before December 31, 1993, then Buyer shall have the right to either waive the condition and acquire the Shares or terminate the parties obligation to close the sale of the Shares under this Agreement. If Buyer elects to acquire the Shares, then Buyer shall not seek indemnification from Seller with respect to the event or facts giving rise to the failure of the condition. If Buyer elects to terminate the parties' obligations to consummate the transactions contemplated by this Agreement by reason of such failure, then neither party shall have any liability to the other party in connection with the failure to close, subject however to the provisions of Section 5A(e).

             (b) If a condition to Sellers obligation to close in Section 3(b) is not satisfied on or before December 31, 1993, then Seller shall have the right to either waive the condition and sell the Shares or terminate the parties obligation to close the sale of the Shares under this Agreement. If Seller elects to sell the Shares, then Seller shall not seek indemnification from Buyer with respect to the event or facts giving rise to the failure of the condition. If Seller elects to terminate the parties' obligations to consummate the transactions contemplated by this Agreement by reason of such failure, then neither party shall have any liability to the other party in connection with the failure to close.

         30. Publicity. Through the Closing, neither Seller nor Buyer shall issue any public announcement regarding the terms of this Agreement or the transactions contemplated hereby without the prior consent of the other party, unless required by law in which event each party shall provide the other party with prior opportunity to comment on any such public announcement.

         31. Trade Secrets. Except as expressly provided to the contrary in this Agreement or the Exhibits attached hereto, Seller and its affiliates shall have the right to use any confidential or trade secrets information of the Companies acquired through Seller's ownership of the Companies in connection with Seller's and its affiliates activities after Closing.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                    ADDINGTON HOLDING COMPANY, INC.

                                    by /s/ Larry Addington
                                       -------------------------------
                                       Name:  Larry Addington
                                       Title: President


                                    PITTSTON ACQUISITION COMPANY

                                    by /s/ Garold R. Spindler
                                       -------------------------------
                                       Name:  Garold R. Spindler
                                       Title: Vice President

                                                                       EXHIBIT I


                                    PITTSTON
                               GUARANTY AGREEMENT

         THIS GUARANTY AGREEMENT ("Agreement") made this ___ day of ___________, 1993 by PITTSTON MINERALS GROUP, INC., a Virginia corporation("Guarantor") in favor of ADDINGTON HOLDING COMPANY, INC., ADDINGTON MINING, INC., MINING TECHNOLOGIES, INC. (collectively, the "Addington Companies").

                                    RECITALS

         A. Guarantor is the sole shareholder of Pittston Acquisition Company ("Pittston Acquisition").

         B. This Agreement is entered into concurrently with and pursuant to (i) a Stock Purchase Agreement (the "Stock Purchase Agreement") of even date herewith between Addington Holding Company, Inc. and Pittston Acquisition; (ii) a Coal Purchase Agreement (the "Coal Purchase Agreement") of even date herewith between Addington Mining, Inc. ("AMI") and American Eagle Coal Company ("AECC");
(iii) a Lease Agreement (the "Lease Agreement") of even date herewith between Addington, Inc. ("Addington") and AMI; (iv) a Royalty Agreement (the "Royalty Agreement") of even date herewith between Appalachian Mining, Inc. ("Appalachian") and AMI; and (v) Equipment Payment Agreement ("Equipment Payment Agreement") between AMI and Addington.

         C. The Stock Purchase Agreement, the Coal Purchase Agreement, the Lease Agreement, the Royalty Agreement and the Equipment Payment Agreement are herein collectively referred to as the "Acquisition Documents". Pittston Acquisition, AECC, Addington and Appalachian are herein collectively referred to as the "Pittston Companies."

         NOW, THEREFORE, Guarantor agrees as follows:

         1. The Guarantor hereby absolutely and unconditionally guarantees (a) the prompt payment in full by each of the Pittston Companies of all obligations under each of the Acquisition Documents to which each is a party; and (b) the punctual and faithful performance and observance by each of the Pittston Companies of all other obligations and undertakings to be performed or observed by the Pittston Companies pursuant to the Acquisition Documents to which each is a party (all such obligations and liabilities being herein collectively referred to as the "Guaranteed Obligations"), and hereby agrees that if any of the Pittston Companies shall fail to pay or perform any of the Guaranteed Obligations when and as the same may be due and payable, the Guarantor will forthwith pay or discharge such Guaranteed

Obligations punctually to all intents and purposes as though such Guaranteed Obligations were those of the Guarantor and not the Pittston Companies; provided, however, in no event shall the Guarantor's liability under this Agreement exceed $157,000,000 in the aggregate.

         2. In the event of any default by any OF the Pittston Companies as to any of the Guaranteed Obligations, the Addington Companies shall have the right immediately to proceed against the Guarantor and shall not be obligated first to assert, prosecute and exhaust any rights or remedies the Addington Companies may otherwise have against any of the Pittston Companies.

         3. Provided the Guaranteed Obligations shall then exist, the obligations of the Guarantor hereunder shall be absolute and unconditional, irrespective of the validity or enforceability of any provision or term of this Agreement, the absence of any action or proceeding to enforce the same or any judgment recovered thereon, any waiver or consent or forbearance or indulgence with respect to any provision thereof or with respect hereto, or any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

         4. The Guarantor hereby waives (a) notice of the occurrence of a default under the Acquisition Documents or any other agreement; (b) notice of acceptance hereof or of the terms and provisions hereof; (c) notice of any waivers, indulgences or extensions granted to the Pittston Companies under the Acquisition Documents or any other agreement; (d) notice of any amendment or change in any of the terms of any of the Acquisition Documents or any other present or future agreement relating directly or indirectly to any of the Acquisition Documents; (e) any right to require either of the Addington Companies first to proceed against the Pittston Companies or any other party; and (f) to the extent the Guarantor may lawfully do so, any and all demands and other notices of every kind which may be required to be given by any statute or rule of law.

         5. Provided the Guaranteed Obligations shall then exist, the Guarantors guaranty hereunder is absolute and unconditional, and shall not be affected or released by any action, failure or omission on the part of the Addington Companies to enforce any right or remedy which it may have under this Agreement or any other agreement relating hereto, or by any indulgence or extension to, or waiver or acquiescence in any default by, any of the Pittston Companies or any successor to any of the Pittston Companies, or by any modification, alteration, amendment or Addition to, or waiver of compliance with, any provision of the Acquisition Documents, or by the release of, or by any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to, any of the

Pittson Companies, or by any change in or release of any security or guaranty with respect to the Acquisition Documents, or by any circumstances whatever (with or without notice to or knowledge of the Guarantor) which might vary the risk of the Guarantor under this Agreement or otherwise constitute a basis for a legal or equitable discharge of a surety or guarantor, it being the intent of the Guarantor that the guarantor's guaranty under this Agreement shall not be discharged except by the payment and performance in full of all of the Guaranteed Obligations.

         6. Notwithstanding anything contained herein to the contrary, the obligations of the Guarantor under this Agreement shall be subject to any counterclaim, set-off, deduction or defense which the primary obliger (and no other party) may have with respect to any claim which may be asserted against Guarantor hereunder.

         7. The Guarantor represents and warrants to each of the Addington Companies as follows:

         (a) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Guarantor has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Guarantor to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Guarantor and constitutes a valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give right to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of the Guarantor under, any provision of (i) the corporate laws of the state of its incorporation, (ii) the Articles of Incorporation or bylaws of Guarantor, (iii) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Guarantor is a party or by which any of its properties are bound, or (iv) any judgment, order, or decree, or material statute, law, ordinance, rule or regulation applicable to Guarantor or its property or assets. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other third party is required to be obtained or made by or with respect to Guarantor in connection with the execution and delivery of this Agreement.

                  (b) There are no (i) outstanding judgements, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against guarantor which have an adverse effect on the ability of Guarantor to perform under the terms of this Agreement or to consummate the transactions contemplated hereby or (ii) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the best knowledge of Guarantor, threatened against Pittston Acquisition, which are likely to have a material adverse effect on the ability of Guarantor to consummate the transactions contemplated hereby.

                  (c) No consent of any party and no consent, license, approval or authorization of, or exemption by, or filing, restriction or declaration with, any governmental authority, bureau, agency or regulatory authority is required in connection with the execution, delivery, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

                  (d) Guarantor has previously furnished the Addington Companies with a pro forma balance sheet, income statement and statement of cash flow of Guarantor through June 30, 1993 (the "Financial Statements"). The Financial Statements fairly present the assets, liabilities, financial condition and results of operations of Guarantor as of the respective dates thereof, all in accordance with generally accepted accounting principles consistently applied throughout the periods involved. Guarantor will furnish the Addington Companies unaudited financial statements of the Guarantor and its subsidiaries as of the first quarter ending after the date hereof and audited financial statements as of December 31, 1993.

         8. Consent to Jurisdiction. Each of Guarantor and the Addington Companies irrevocably submits to the exclusive jurisdiction of (a) the Circuit Court of Boyd County, Kentucky, and (b) the United States District Court for the Eastern District of Kentucky, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Guarantor and the Addington Companies agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Eastern District of Kentucky or, if, for jurisdictional reasons, such suit, action or other proceeding may not be brought in such court, in the Circuit Court of Boyd County, Kentucky. Each of Guarantor and the Addington Companies further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's effective address set forth above shall be effective service of process for any action, suit or proceeding in Kentucky with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Guarantor and the Addington Companies irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Circuit Court of Boyd County, Kentucky, or (b) the United States District Court for the Eastern District of Kentucky, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         9. All notices, requests, demands and other communications hereunder shall be in writing and shall have been deemed to be duly given if delivered personally or mailed first class, postage prepaid, registered or certified mail, as follows:

         If to the Guarantor:

                  Pittston Minerals Group, Inc.
                  100 First Stamford Place
                  Stamford, Connecticut 06912
                  Attention: President

         With a copy to:

                  Charles Q. Gage, Esq.
                  Jackson & Kelly
                  1600 Laidley Tower
                  P. O. Box 553
                  Charleston, West Virginia 25322

         If to the Addington Companies:

                  In care of Addington Resources, Inc.
                  9431 U.S. Route 60
                  Ashland, Kentucky 41102
                  Attention: R. Douglas Striebel
                             Chief Financial Officer

         With a copy to:

                  Paul E. Sullivan, Esq.
                  Brown, Todd & Heyburn
                  2700 Lexington Financial Center
                  Lexington, Kentucky 40507

Any party may change the address to which such communications are to be directed to it by giving notice to the other in the manner provided in this Section.


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


         10. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Kentucky.

         11. All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns, but this Agreement and the rights and obligations of the parties hereunder shall not be assignable.

         12. This Agreement may be amended, modified, superseded or canceled, and any of the terms and covenants hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of the Addington Companies at any time or times to require performance of any term hereof shall in no manner affect the right at a later time to enforce the same. No waiver by the Addington Companies or any breach of any term contained in this Agreement in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such breach or a waiver of any breach of any other term of this Agreement.

         13. This Agreement and the documents referred to herein set forth the entire agreement and understanding of the parties concerning the subject matter hereof and supersede all prior agreements, arrangements and understandings between the parties hereto concerning the subject matter hereof. No representation, promise, inducement or statement of intention has been made by or on behalf of either party hereto which is not set forth in this Agreement or such documents.

         IN WITNESS WHEREOF, the undersigned has duly executed this Agreement on the date first above written.

                                    PITTSTON MINERALS GROUP, INC

                                    By  /s/ Karl K. Kendig
                                        ---------------------------

                                    Its Vice President
                                        ---------------------------


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